UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2007

NMT Medical, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-21001	95-4090463
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27 Wormwood Street Boston, Massachusetts	02210-1625
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 737-0930

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) In a letter dated October 17, 2007, Mr. Harry A. Schult, a member of the Board of Directors (the “Board”) of NMT Medical, Inc. (“NMT” or the “Company”) since May 2002, provided notice of his voluntary resignation as a member of the Board of Directors for personal reasons. Mr. Schult served as a member of the Board’s Audit Committee. There are no disagreements between Mr. Schult and NMT on any matters relating to NMT’s operations, policies or practices. Mr. Schult’s resignation was effective as of October 17, 2007.

(d) On October 18, 2007, the Board, following the recommendation of the Nominating and Corporate Governance Committee of the Board, voted to fill the vacancy created by Mr. Schult’s resignation by appointing Mr. James J. Mahoney, Jr. as a director of the Company, pending Mr. Mahoney’s acceptance of the Company’s offer to join the Board, to serve until his successor is elected and qualified. Mr. Mahoney will serve as a member of the Board’s Audit Committee.

Since January 2004, Mr. Mahoney has served as President and has managed The Mahoney Group, an investment firm. Mr. Mahoney is a founding partner and principal of HLM Management Company, a private equity firm that invested in small entrepreneurially managed growth stocks and in privately-held venture capital backed companies. From January 1999 to March 2002, Mr. Mahoney managed HLM Management Company’s venture capital program and, from April 2002 to April 2004, he acted as a consultant to HLM Management Company. From 1984 to December 1998, Mr. Mahoney co-managed the stock and venture capital portfolios of, and served as Chief Investment Officer of, HLM Management Company. Mr. Mahoney currently serves as a Lead Director and on the Audit Committee of Aspect Medical Systems, Inc. He also serves as a director of Polymedica Corporation and an advisor to Trellis Partners, Avondale Partners and Bariston Partners, each of which is an investment firm.

The Board of Directors has determined that Mr. Mahoney is an independent director under the rules of the NASDAQ Stock Market that are applicable to the Company. There is no arrangement or understanding between Mr. Mahoney and any person pursuant to which he was selected as a Director. There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is a participant, the amount involved exceeds $120,000, and in which Mr. Mahoney had, or will have, a direct or indirect material interest.

In connection with Mr. Mahoney’s election as a director, he will receive an option grant to purchase 20,000 shares of the Company’s common stock pursuant to the Company’s 1996 Stock Option Plan for Non-Employee Directors. This option grant vests in equal monthly installments over a three-year period.

The full text of the press release announcing Mr. Schult’s resignation and Mr. Mahoney’s appointment to the Board is attached as Exhibit 99.1 to this Current Report on Form 8-K and hereby incorporated by reference.

(e) On October 18, 2007, the Company entered into a Third Amended and Restated Employment Agreement (the “Agreement”) with John E. Ahern, the Company’s President and Chief Executive Officer, providing for, among other things, (i) an extension of Mr. Ahern’s current term of employment from its current termination date, December 31, 2007, to June 30, 2009; (ii) that such term shall be automatically extended by an additional one-year term in the event that the Company fails to provide written notice of non-renewal of the Agreement to Mr. Ahern not later than 180 days prior to the expiration of his then current employment term; (iii) the increase of Mr. Ahern’s annual base salary from

$400,000 to $460,000; (iv) the grant, effective upon the effective date of the Agreement, to Mr. Ahern of a stock option to purchase 24,000 shares of the common stock of the Company, with such option vesting in 48 equal monthly installments on each monthly anniversary of the date of grant; (v) an annual bonus to be paid by the Company to Mr. Ahern of up to 36% of Mr. Ahern’s annual salary, subject to certain conditions; and (vi) the provision by the Company of a leased vehicle for use by Mr. Ahern. Set forth below is a summary of the Agreement:

Term

The Company agrees to employ Mr. Ahern and Mr. Ahern agrees to serve as Chairman of the Board and President and Chief Executive Officer of the Company for the period from October 18, 2007, the effective date of the Agreement, to June 30, 2009, or for a shorter period as may be provided for under the terms of the Agreement; provided that such term of employment shall be automatically extended by an additional one-year term in the event that the Company fails to provide written notice of non-renewal of the Agreement to Mr. Ahern not later than 180 days prior to the expiration of his then current employment term.

Base Salary

Mr. Ahern will receive a base salary of $460,000 per year. The Joint Compensation and Options Committee of the Board has the ability to review and establish Mr. Ahern’s base salary at least on an annual basis, on October 18th of each year during his term of employment.

Performance-Based Cash Incentive Awards

Mr. Ahern is eligible to receive an annual cash incentive award pursuant to the terms of the Agreement. The award is to be paid no later than 90 days after the end of the relevant fiscal year. Pursuant to the terms of the Agreement, Mr. Ahern is entitled to receive an annual cash incentive award of up to 36% of his base salary then in effect for the relevant fiscal year, provided that Mr. Ahern satisfies certain financial and other performance goals applicable to such fiscal year to be established in good faith by the Joint Compensation and Options Committee in consultation with Mr. Ahern on an annual basis.

Stock Option and Equity Incentive Programs

The Agreement provides for the grant, effective upon the effective date of the Agreement, to Mr. Ahern of a stock option to purchase 24,000 shares of the common stock of the Company, with such option vesting in 48 equal monthly installments on each monthly anniversary of the date of grant and becoming immediately exercisable in the event of a Change of Control of the Company (as defined in the Agreement) or the termination of Mr. Ahern’s employment without cause pursuant to Section 14 of the Agreement.

Change in Control and Post-Termination Payments and Benefits

Pursuant to the terms of the Ahern employment agreement, if (i) the Company terminates the Ahern employment agreement for Cause (as defined in the Agreement), (ii) Mr. Ahern voluntarily terminates his employment with or without Cause or (iii) Mr. Ahern’s employment is terminated by the Company due to Mr. Ahern’s death or disability, upon such termination, Mr. Ahern will not be entitled to any further payments (other than base salary and benefits earned to the date of termination). If Mr. Ahern’s employment is terminated due to his death or disability, and the Company has not terminated Mr. Ahern’s employment for cause, any options to purchase common stock held by Mr. Ahern will immediately vest in full and will remain exercisable for a period of one year following the date of Mr. Ahern’s termination, and will thereafter expire.

In the event that Mr. Ahern is involuntarily terminated from the Company without cause, he will be entitled to receive (in addition to any base salary and benefits earned to the date of termination, including any performance-based annual cash incentive award in the reasonable discretion of the Joint Options and Compensation Committee) the following:

•	his base salary for a period of twelve months from the termination date; and

•	continued healthcare insurance coverage for a period of 18 months after the termination date.

In order to reward Mr. Ahern if there were a liquidity event for the Company’s stockholders, the Agreement also provides for a cash payment to Mr. Ahern in the event of a Change of Control of the Company (as defined in the Agreement). Such cash payment is equal to a percentage ranging from 1% to 4.2% of the total deal consideration paid by an acquirer in a transaction constituting a change of control of the Company. The percentage paid to Mr. Ahern will vary based on the amount of the total deal consideration.

Benefits

Mr. Ahern, and his eligible family members, are entitled to the benefits that the Company provides to all of its employees, including the following general health and welfare benefit plans: medical, dental, life, short-term and long-term disability, vision, and supplemental life insurance. Certain benefits are contributory, such as medical and dental, while others are entirely paid by the Company, such as short and long term disability, group term life and accidental death and disability, or paid by employees, such as vision and supplemental life.

In addition, Mr. Ahern is eligible to participate in its 401(k) plan, which was adopted in 1996, and may defer between 1% and 15% of his pay on an annual basis pursuant to the terms of the 401(k) plan. In any plan year, the Company may make matching contributions to each participant, including Mr. Ahern.

Pursuant to the terms of the Agreement, the Company reimburses Mr. Ahern on a monthly basis, net of taxes and required deductions, an amount equal to the payments made by Mr. Ahern for his health insurance policy with Cigna Healthcare, provided, however, that during the term of Mr. Ahern’s policy with Cigna Healthcare, Mr. Ahern is not entitled to any of the benefits provided to all of the Company’s employees as described above to the extent covered by Cigna Healthcare.

In addition, during the employment term, Mr. Ahern is entitled to four weeks of paid vacation per year and is also entitled to all paid holidays given by the Company to its officers and employees. Also, the Company will provide Mr. Ahern a monthly automobile allowance of $1,500.

Perquisites

Mr. Ahern is entitled to the same perquisites as are provided in the Company’s applicable plans and programs to its employees generally.

The foregoing descriptions of the Agreement and stock option grants provided for in the Agreement are qualified in their entirety by the text of the Agreement and the applicable stock option agreement. The Agreement and related stock option agreement will be filed (to the extent required by the rules of the Securities and Exchange Commission) as exhibits to the Company’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2007.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NMT MEDICAL, INC.

Date: October 19, 2007	By:	/s/ Richard E. Davis
Richard E. Davis,
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated October 19, 2007